Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Dennis G. Moore
FOR:		Senior Vice President
Chief Financial Officer
(856) 532-6603

6000 Central Highway

Pennsauken, NJ 08109

SALES AND EARNINGS

REPORTED BY J & J SNACK FOODS

Pennsauken, NJ, November 5, 2015 - - J & J Snack Foods Corp. (NASDAQ-JJSF) today announced sales and earnings for its fourth quarter and year ended September 26, 2015.

Sales for the fourth quarter increased 2-1/2 % to $259.8 million from $253.5 million in last year’s fourth quarter. For the year ended September 26, 2015, sales increased 6 % to $976.3 million from $919.5 million last year. Net earnings decreased 11 % to $19.8 million ($1.05 per diluted share) in this year’s fourth quarter compared to $22.2 million ($1.18 per diluted share) last year and for the year earnings decreased 2% to $70.2 million ($3.73 per diluted share) from $71.8 million ($3.82 per diluted share).

Operating income increased 2 % to $33.7 million this year from $32.9 million in the year ago period for the fourth quarter.  For the year, operating income increased 4% to $110.9 million from $106.8 million last year.

An after tax investment loss of $2.3 million ($.12/share) in the quarter compared to after tax investment income of $768,000 ($.04/share) in last year’s quarter and an after tax investment loss of $516,000 ($.03/share) in the year compared to after tax investment income of $2.8 million ($.15 per share) in last year.

Gerald B. Shreiber, J & J’s President and Chief Executive Officer, commented, “Our operating income for the quarter increased 2% primarily because of a modest sales increase of  2%.  Our sales so far in the first quarter of our 2016 fiscal year continue to run at only modest increases compared to last year.   We have several new product launches in the works that we believe will generate sales over the course of our new year.  We had a significant investment loss in the quarter as we decided to recognize losses and to reposition our portfolio to fixed maturity investments.”

J&J Snack Foods Corp. is a leader and innovator in the snack food industry, providing nutritional and affordable branded niche snack foods and beverages to foodservice and retail supermarket outlets.  Manufactured and distributed nationwide, our principal products include SUPERPRETZEL, BAVARIAN BAKERY and other soft pretzels, ICEE and SLUSH PUPPIE frozen beverages, LUIGI’S, PHILLY SWIRL, MINUTE MAID* frozen juice bars and ices, WHOLE FRUIT sorbet and frozen fruit bars, MARY B’S biscuits and dumplings, DADDY RAY’S fig and fruit bars, CALIFORNIA CHURROS and TIO PEPE’S churros, PATIO Burritos and other handheld sandwiches, THE FUNNEL CAKE FACTORY funnel cakes, and several cookie brands within COUNTRY HOME BAKERS.  For more information, please visit us at www.jjsnack.com.

*MINUTE MAID is a registered trademark of The Coca-Cola Company

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share information)

	Quarter Ended		Fiscal Year Ended

	September 26,	September 27,	September 26,	September 27,
	2015	2014	2015	2014
	(13 weeks)	(13 weeks)	(52 weeks)	(52 weeks)
	Unaudited	Unaudited	Unaudited
Net Sales	$259,772	$253,494	$976,256	$919,451
Cost of goods sold	177,329	171,304	675,366	631,874
Gross Profit	82,443	82,190	300,890	287,577

Operating expenses
Marketing	22,486	21,807	85,160	78,632
Distribution	18,575	19,343	74,158	71,159
Administrative	7,994	8,136	30,891	29,784
Other general(income)expense	(274)	22	(207)	1,154
Total operating expenses	48,781	49,308	190,002	180,729

Operating Income	33,662	32,882	110,888	106,848

Other income (expenses)
Investment income	(1,422)	1,200	1,157	4,473
Interest expense & other	(38)	(26)	(126)	(115)

Earnings before income taxes	32,202	34,056	111,919	111,206

Income taxes	12,374	11,867	41,736	39,392

NET EARNINGS	$19,828	$22,189	$70,183	$71,814

Earnings per diluted share	$1.05	$1.18	$3.73	$3.82

Weighted average number of diluted shares	18,832	18,787	18,819	18,807

Earnings per basic share	$1.06	$1.19	$3.76	$3.85

Weighted average number of basic shares	18,691	18,651	18,685	18,677

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)

	September 26,	September 27,
	2015	2014
Assets
Current assets
Cash and cash equivalents	$133,689	$91,760
Accounts receivable, net	102,649	99,972
Inventories, net	80,622	76,083
Prepaid expenses and other	6,557	3,695
Deferred income taxes	3,266	4,096
Total current assets	326,783	275,606

Property, plant and equipment, at cost	573,710	538,081
Less accumulated depreciation and amortization	399,621	380,552
Property, plant and equipment, net	174,089	157,529

Other assets
Goodwill	86,442	86,442
Other intangible assets, net	45,819	50,989
Marketable securities held to maturity	66,660	2,000
Marketable securities available for sale	39,638	128,117
Other	3,504	4,090
Total other assets	242,063	271,638
Total Assets	$742,935	$704,773

Liabilities and Stockholder's Equity
Current Liabilities
Current obligations under capital leases	$273	$146
Accounts payable	59,206	59,968
Accrued insurance liability	10,231	10,578
Accrued income taxes	-	-
Accrued liabilities	5,365	5,007
Accrued compensation expense	15,318	14,286
Dividends payable	6,723	5,972
Total current liabilities	97,116	95,957

Long-term obligations under capital leases	1,196	374
Deferred income taxes	43,789	44,785
Other long-term liabilities	915	1,139

Stockholders' Equity
Preferred stock, $1 par value; authorized 10,000,000 shares; none issued	-	-
Common stock, no par value; authorized, 50,000,000 shares; issued and outstanding 18,676,000 and 18,663,000 respectively	31,653	32,621
Accumulated other comprehensive loss	(10,897)	(5,988)
Retained Earnings	579,163	535,885
Total stockholders' equity	599,919	562,518
Total Liabilities and Stockholder's Equity	$742,935	$704,773

J & J SNACK FOODS CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Fiscal Year Ended

	September 26,	September 27,	September 28,
	2015	2014	2013
	(52 weeks)	(52 weeks)	(52 weeks)

Operating activities:
Net earnings	$70,183	$71,814	$64,381
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation of fixed assets	32,356	31,660	28,801
Amortization of intangibles and deferred costs	5,915	5,433	4,751
(Gains)losses from disposals and impairment of property & equipment	(334)	(119)	126
Share-based compensation	2,166	2,076	1,870
Deferred income taxes	(121)	(8)	74
Loss on sale of marketable securities	4,319	361	-
Changes in assets and liabilities, net of effects from purchase of companies:
Increase in accounts receivable, net	(3,123)	(8,913)	(11,148)
Increase in inventories	(3,504)	(2,411)	(1,819)
Increase in prepaid expenses and other	(2,871)	(182)	(1,067)
Increase in accounts payable and accrued liabilities	287	6,831	579
Net cash provided by operating activities	105,273	106,542	86,548
Investing activities:
Payments for purchases of companies, net of cash acquired	(615)	(28,360)	-
Purchases of property, plant and equipment	(50,096)	(38,831)	(35,821)
Purchases of marketable securities	(90,137)	(26,932)	(111,241)
Proceeds from redemption and sales of marketable securities	110,117	7,245	25,307
Proceeds from disposal of property and equipment	1,786	1,572	1,199
Other	(898)	(806)	(281)
Net cash used in investing activities	(29,843)	(86,112)	(120,837)
Financing activities:
Payments to repurchase common stock	(8,011)	(7,505)	(14,500)
Proceeds from issuance of common stock	4,663	3,320	3,948
Payments on capitalized lease obligations	(243)	(326)	(340)
Payment of cash dividend	(26,154)	(20,924)	(11,468)
Net cash used in financing activities	(29,745)	(25,435)	(22,360)
Effect of exchange rates on cash and cash equivalents	(3,756)	(580)	(204)
Net (decrease) increase in cash and cash equivalents	41,929	(5,585)	(56,853)
Cash and cash equivalents at beginning of year	91,760	97,345	154,198
Cash and cash equivalents at end of year	$133,689	$91,760	$97,345

J & J SNACK FOODS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Fiscal year ended

	September 26,	September 27,	September 28,
	2015	2014	2013
	(52 weeks)	(52 weeks)	(52 weeks)
	(in thousands)
Sales to External Customers:
Food Service
Soft pretzels	$168,970	$164,680	$145,026
Frozen juices and ices	54,454	53,888	48,831
Churros	56,602	55,929	56,099
Handhelds	21,817	24,248	26,488
Bakery	301,135	281,556	274,783
Other	13,657	11,597	9,532
Total Food Service	$616,635	$591,898	$560,759

Retail Supermarket
Soft pretzels	$35,727	$34,830	$34,597
Frozen juices and ices	72,174	59,404	48,077
Handhelds	18,957	21,354	22,528
Coupon redemption	(4,725)	(3,807)	(3,681)
Other	1,244	863	818
Total Retail Supermarket	$123,377	$112,644	$102,339

Frozen Beverages
Beverages	$142,705	$133,283	$132,274
Repair and maintenance service	65,765	59,805	52,813
Machines sales	26,413	20,224	17,376
Other	1,361	1,597	2,122
Total Frozen Beverages	$236,244	$214,909	$204,585

Consolidated Sales	$976,256	$919,451	$867,683

Depreciation and Amortization:
Food Service	$21,541	$20,983	$18,999
Retail Supermarket	880	391	31
Frozen Beverages	15,850	15,719	14,522
Total Depreciation and Amortization	$38,271	$37,093	$33,552

Operating Income:
Food Service	$75,286	$73,731	$65,907
Retail Supermarket	11,020	11,201	8,594
Frozen Beverages	24,582	21,916	22,903
Total Operating Income	$110,888	$106,848	$97,404

Capital Expenditures:
Food Service	$28,340	$21,620	$19,097
Retail Supermarket	-	-	-
Frozen Beverages	21,756	17,211	16,724
Total Capital Expenditures	$50,096	$38,831	$35,821

Assets:
Food Service	$553,645	$524,272	$486,015
Retail Supermarket	17,681	18,561	6,067
Frozen Beverages	171,609	161,940	153,579
Total Assets	$742,935	$704,773	$645,661

RESULTS OF OPERATIONS:

Fiscal 2015 (52 weeks) Compared to Fiscal Year 2014 (52 weeks)

Net sales increased $56,805,000, or 6%, to $976,256,000 in fiscal 2015 from $919,451,000 in fiscal 2014.

Excluding sales of PHILLY SWIRL, which was acquired in the third quarter of fiscal 2014, through April of this year, sales increased approximately 5% for the year.

We have three reportable segments, as disclosed in the accompanying notes to the consolidated financial statements: Food Service, Retail Supermarkets and Frozen Beverages.

The Chief Operating Decision Maker for Food Service and Retail Supermarkets and the Chief Operating Decision Maker for Frozen Beverages monthly review detailed operating income statements and sales reports in order to assess performance and allocate resources to each individual segment. Sales is considered to be the one and only key variable monitored by the Chief Operating Decision Makers and management when determining each segment’s and the company’s financial condition and operating performance. In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

FOOD SERVICE

Sales to food service customers increased $24,737,000 or 4%, to $616,635,000 in fiscal 2015. Soft pretzel sales to the food service market increased 3% to $168,970,000 for the year aided primarily by increased sales to school food service and convenience stores. Increased sales to one customer accounted for approximately 3/4 of the pretzel sales increase. Soft pretzel sales to restaurant chains were down about 4% this year to about $40 million. Frozen juice bar and ices sales increased $566,000, or 1%, to $54,454,000 for the year due entirely to increased sales of WHOLEFRUIT Frozen Organic Juice Tubes to one customer; excluding these sales, frozen juices and ices sales were down 3%. Churro sales to food service customers were up 1% to $56,602,000 for the year which include a decline in sales of $6,469,000 to one restaurant chain that discontinued carrying churros in August 2014. Churro sales to other customers were up 15% for the year with sales to four customers accounting for about 1/2 of the increase. Sales of bakery products increased $19,579,000, or 7%, for the year as sales increases were concentrated in eight customers and to school food service. Handheld sales to food service customers were down 10% to $21,817,000 in 2015 as sales declines were spread throughout our customer base. Sales of new products in the first twelve months since their introduction were approximately $18 million for the year. Price increases accounted for approximately $9 million of sales for the year and net volume increases, including new product sales as defined above, accounted for approximately $16 million of sales for the year. Operating income in our Food Service segment increased from $73,731,000 in 2014 to $75,286,000 in 2015. Operating income benefited from lower distribution costs and improved performance at some of our smaller manufacturing facilities and was negatively impacted by continuing declines in sales of our handhelds business, higher manufacturing costs and higher costs of egg raw material. Additionally, operating income was impacted in 2014 by $973,000 of shutdown costs of our Norwalk, California, manufacturing facility.

RETAIL SUPERMARKETS

Sales of products to retail supermarkets increased $10,733,000 or 10% to $123,377,000 in fiscal year 2015. Excluding sales of PHILLY SWIRL through April of this year, sales increased approximately 1% for the year, although sales in our fourth quarter were down 9% due to lower sales of handhelds and higher trade spending. Soft pretzel sales to retail supermarkets were $35,727,000 compared to $34,830,000 in 2014, an increase of 3%. Sales of frozen juices and ices increased $12,770,000 or 21% to $72,174,000. Without PHILLY SWIRL sales, sales of frozen juices and ices were up $3,669,000, or 6%, with sales increases and decreases spread across our customer base. Coupon redemption costs, a reduction of sales, increased 24% or about $918,000 for the year. Handheld sales to retail supermarket customers decreased 11% to $18,957,000 in 2015 as three customers accounted for about 3/4 of the decrease in sales. Sales of products in the first twelve months since their introduction were approximately $1.5 million in fiscal year 2015. Price increases accounted for approximately $2.7 million of sales for the year and net volume increases, including new product sales as defined above and PHILLY SWIRL’s sales and net of increased coupon costs, accounted for approximately $8 million in sales for the year. Operating income in our Retail Supermarkets segment decreased from $11,201,000 in 2014 to $11,020,000 in 2015 due primarily to higher coupon expense and advertising expenses to support our SUPERPRETZEL soft pretzel products. Additionally, in 2015, we were impacted by operating losses of PHILLY SWIRL during its off season while in 2014 we acquired PHILLY SWIRL after its off season.

FROZEN BEVERAGES

Frozen beverage and related product sales increased 10% to $236,244,000 in fiscal 2015. Beverage sales alone increased 7% to $142,705,000 for the year with increases and decreases throughout our customer base. Gallon sales were up 7% in our base ICEE business, with sales to movie theaters accounting for about half of the increase. Service revenue increased 10% to $65,765,000 for the year with sales increases and decreases spread throughout our customer base. Sales of beverage machines, which tend to fluctuate from year to year while following no specific trend, increased from $20,224,000 in 2014 to $26,413,000 in 2015. The estimated number of Company owned frozen beverage dispensers was 53,000 and 49,000 at September 26, 2015 and September 27, 2014, respectively. Operating income in our Frozen Beverage segment increased from $21,916,000 in 2014 to $24,582,000 in 2015 due primarily to higher sales in all areas of the business and lower fuel costs.

CONSOLIDATED

Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.

Gross profit as a percentage of sales decreased to 30.82% in 2015 from 31.28% in 2014. Gross profit margins benefited from the improved performance of our frozen beverages business and from higher gross profit margins in our retail supermarket business. Gross profit margins in our food service segment were impacted by increased lower margin school food service sales, continuing decline in sales of our handhelds business, higher manufacturing costs, modest volume increases and higher egg raw material costs. We will continue to be impacted by higher egg raw material costs in our 2016 fiscal year resulting from the Avian Flu epidemic; however, we have increased our selling prices intending to recover a significant portion of the increased costs.

Total operating expenses increased $9,273,000 to $190,002,000 in fiscal 2015 and as a percentage of sales decreased to 19.46% of sales from 19.66% in 2014. Marketing expenses were 8.72% and 8.55% of sales in 2015 and 2014, respectively. Marketing expenses this year included additional spending to support our retail SUPERPRETZEL soft pretzel products. Distribution expenses as a percent of sales decreased to 7.60% from 7.74% in 2014 due in part to lower fuel costs. Administrative expenses were 3.16% and 3.24% of sales in 2015 and 2014, respectively. Other general income of $207,000 this year compared to other general expense of $1,154,000 in 2014. Included in other general expense in 2014 is $973,000 of shutdown costs of our Norwalk, CA manufacturing facility.

Operating income increased $4,040,000 or 4% to $110,888,000 in fiscal year 2015 as a result of the aforementioned items.

Our investments generated before tax income of $1.2 million this year, down from $4.5 million last year as sales of our mutual fund investments, net of capital gain distributions, generated a realized loss of $3.9 million this year.   Although we recognized losses as we decreased our investments in mutual funds, our overall return on the mutual funds has been positive since we first made the investments in October 2012. We have reduced our investments in mutual funds over the past year to $19 million at September 2015 from $128 million at September 2014. The remaining unrealized losses of $827,000 are spread over 4 funds with total fair market value of $19.2 million. The remaining mutual funds presently generate income of 4.8 % per year. We invested $20 million this year in Fixed-to-Floating Perpetual Preferred Stock which generates fixed income to call dates in 2018, 2019 and 2025 and then income is based on a spread above LIBOR if the securities are not called. The annual yield from these investments is presently 5.5%, of which 70% is not subject to income tax. The mutual funds and the Fixed-to-Floating Perpetual Preferred Stock investment securities do not have contractual maturities; however, we classify them as long term assets as it is our intent to hold them for a period of over one year, although we may sell some or all of them depending on presently unanticipated needs for liquidity or market conditions. In the fourth quarter we invested $67 million in corporate bonds which generate fixed income to maturity dates in 2017 through 2021, with $40 million maturing prior to the end of our fiscal year 2018. The bonds presently generate income of about 2.5% per year. Our expectation is that we will hold the corporate bonds to their maturity dates and redeem them at our amortized cost.

The effective income tax rate increased to 37.3% from 35.4% last year primarily because the realized losses on sales of our mutual fund investments in 2015 are not deductible as we do not have capital gains to offset the losses. We expect the effective income tax rate for 2016 to be between 36% and 36.5%.

Net investment after tax loss for the year of $516,000, or $.03 per share, compared to last year’s net investment after tax income of $2.8 million, or $.15 per share.

Net earnings decreased $1,631,000 or 2%, in fiscal 2015 to $70,183,000, or $.09 per diluted share as a result of the aforementioned items.

There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.